EXHIBIT 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

HCA Healthcare, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of this offering is $3,214,690,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	5.200% Senior Notes due 2028	457(r)	$1,000,000,000	99.836%	$998,360,000	$110.20 per $1 million	$110,019.27

Fees to Be Paid	Debt	5.500% Senior Notes due 2033	457(r)	$1,250,000,000	99.932%	$1,249,150,000	$110.20 per $1 million	$137,656.33

Fees to Be Paid	Debt	5.900% Senior Notes due 2053	457(r)	$1,000,000,000	96.718%	$967,180,000	$110.20 per $1 million	$106,583.24

TOTAL	–	–	–	$3,250,000,000	–	$3,214,690,000	–	$354,258.84